SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                       FORM N-8A

                             NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the
             Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
             -------------------------------------------------------------

             Name:  Zurich YieldWise Money Fund

             Address of Principal Business Office: (No. & Street, City, State, Zip Code)

                    222 South Riverside Plaza
                    Chicago, Illinois  60606

             Telephone Number (including area code):   (312) 537-7000

             Name and address of agent for service of process:

                    Philip J. Collora
                    Secretary
                    222 South Riverside Plaza
                    Chicago, Illinois  60606

             Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to
             Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES   /x/     NO   / /
             -------------------------------------------------------------

                  Pursuant to the requirements of the Investment Company
             Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 31st day of January, 1997.

                               Signature:  ZURICH YIELDWISE MONEY FUND


                               By:  /s/ Stephen B.Timbers
                                  ----------------------------------------
                                      Stephen B. Timbers, President


             Attest:  /s/ Philip J. Collora
                    ------------------------------
                      Philip J. Collora, Secretary